Exhibit 23.2

CONSENT OF INDEPENDENT VALUATION FIRM

We consent to the inclusion in Mobile Mini, Inc.’s Annual Report on Form 10-K for the period ended December 31, 2012 of references to our Valuation Reports relating to the estimation of either or both the fair market value and the net orderly liquidation value of the company’s lease fleet appraised as of September 30, 2012 and to references to our firm’s name therein.

AccuVal Associates, Incorporated

/s/ William R. Corwin
William R. Corwin, CEA Senior Manager